Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports Fourth Quarter and Full Year Earnings
MEMPHIS, Tenn., June 18, 2008 ... FedEx Corp. (NYSE: FDX) today reported a loss of $0.78 per diluted share for the fourth quarter ended May 31, compared to earnings of $1.96 per diluted share a year ago. The quarter’s results include the previously announced charge of $891 million ($696 million, net of tax, or $2.22 per diluted share) related predominately to one-time, non-cash asset impairment charges. These charges were associated with the decision to minimize the use of the Kinko’s trade name and a reduction in the value of the goodwill resulting from the Kinko’s acquisition. Last year’s fourth quarter included a $0.06 per diluted share net benefit from a settlement with Airbus related to the A380 aircraft order cancellation. Excluding these items, earnings were $1.45 per diluted share in the fourth quarter compared to $1.90 per diluted share a year ago.
“Record high fuel prices and the weak U.S. economy dampened volume growth and substantially affected our bottom line,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “Despite the challenging conditions, our team members continue their outstanding performance in support of our customers, as service levels and morale remain high. We will continue to reduce expenses to match volume and revenue expectations.”
Fourth Quarter Results
FedEx Corp. reported the following consolidated results for the fourth quarter:
•	Revenue of $9.87 billion, up 8% from $9.15 billion the previous year

•	Operating loss of $163 million, down from income of $1.01 billion last year

•	Net loss of $241 million, down from last year’s net income of $610 million

Total combined average daily package volume in the FedEx Express and FedEx Ground segments grew 1% year over year for the quarter, as 6% growth in FedEx International Priority® (IP) and FedEx Ground shipments were mostly offset by continued declines in U.S. domestic express shipments.
Fourth quarter operating results declined as a result of the Kinko’s-related charge, as well as the continued escalation of fuel prices, and the weak U.S. economy, which limited demand for U.S. domestic express and copy and print services.
Full Year Results
FedEx Corp. reported the following consolidated results for the full year:
•	Revenue of $38.0 billion, up 8% from $35.2 billion the previous year

•	Operating income of $2.08 billion, down 37% from $3.28 billion last year

•	Net income of $1.13 billion, down 44% from last year’s $2.02 billion

•	Earnings per share of $3.60, down 44% from $6.48 per share a year ago
Capital spending for fiscal 2008 was $2.9 billion. Fiscal 2007 results also included costs associated with upfront compensation and benefits under the new pilot labor contract at FedEx Express, which reduced second quarter earnings by approximately $0.25 per diluted share. Excluding the above items, earnings were $5.83 per diluted share for the year compared to $6.67 per diluted share a year ago.
Outlook
Earnings are difficult to predict in light of very volatile and high fuel prices and an uncertain economic outlook. FedEx projects earnings to be $0.80 to $1.00 per diluted share in the first quarter. This is in contrast to $1.58 per diluted share a year ago when crude oil averaged about $70 per barrel and the U.S. economy was stronger. The company is currently targeting fiscal 2009 earnings of $4.75 to $5.25 per diluted share. This guidance incorporates the current high fuel prices and the related impact on fuel surcharges, which are reducing demand for FedEx services and impacting yield across the company’s transportation segments. This outlook assumes no additional increases to current fuel prices and no further weakening in the economy.
“The operating environment for fiscal 2009 is expected to be very difficult due to the weak U.S. economy and extremely high fuel prices,” said Alan B. Graf, Jr., FedEx Corp. executive vice president and chief financial officer. “However, we will focus on reducing expenses and remaining cash flow positive, and will continue to take positive steps to improve the customer experience across our portfolio of services.”

The capital spending forecast for the year is less than $3 billion, which includes significant investments in more fuel-efficient aircraft.
FedEx Express Segment
For the fourth quarter, the FedEx Express segment reported:
•	Revenue of $6.37 billion, up 9% from last year’s $5.83 billion

•	Operating income of $426 million, down 31% from $613 million last year

•	Operating margin of 6.7%, down from 10.5% the previous year
IP package revenue grew 16% for the quarter, as IP revenue per package grew 11%, primarily due to higher fuel surcharges and favorable exchange rates. IP average daily package volume grew 6%, led by increases in volume from Asia, the United States and Europe. U.S. domestic revenue per package increased 9% due to increased fuel surcharges and higher rate per pound, while package volume declined by 3%.
Operating income and margin were negatively impacted by continued softness in the U.S. economy, escalating fuel prices and one fewer operating day, which more than offset the benefits of international revenue growth and exchange rates. Last year’s fourth quarter results benefited from the Airbus A380 settlement.
FedEx Ground Segment
For the fourth quarter, the FedEx Ground segment reported:
•	Revenue of $1.72 billion, up 8% from last year’s $1.58 billion

•	Operating income of $203 million, down 26% from $274 million a year ago

•	Operating margin of 11.8%, down from 17.3% the previous year
FedEx Ground average daily package volume grew 6% year over year in the fourth quarter due to increased commercial business and the continued strong growth of its FedEx Home Delivery service. Yield improved 4% primarily due to the general rate increase, higher fuel surcharges and extra service revenues.

Operating income and margin were lower due to a negative net fuel impact, investments to expand network capacity and costs to enhance and defend the independent contractor model. There was one fewer operating day in this year’s fourth quarter.
FedEx Freight Segment
For the fourth quarter, the FedEx Freight segment reported:
•	Revenue of $1.31 billion, up 5% from last year’s $1.25 billion

•	Operating income of $99 million, down 21% from $125 million a year ago

•	Operating margin of 7.6%, down from 10.0% the previous year
Less-than-truckload (LTL) average daily shipments increased 3% year over year and improved sequentially throughout the quarter, with market share gains mitigating the impact of the weak U.S. economy. LTL yield improved 4% year over year primarily due to increased fuel surcharges and higher base rates.
Operating income and margin decreased in the quarter due to the net impact of increased fuel costs and last July’s fuel surcharge rate reduction, as well as higher purchased transportation costs due to increased utilization and higher rates paid to third-party providers. There were two fewer operating days in this year’s fourth quarter.
On January 1, 2009, FedEx Freight will close its San Jose, Calif. general office. The general office for the combined regional LTL operations will be located in Harrison, Ark. This move will drive efficiencies and enhance the customer experience. The cost of this move will be immaterial to financial results. FedEx National LTL will continue to serve the long-haul market as a separate operating company, with its general office in Lakeland, Fla.
FedEx Services Segment
FedEx has changed the name of FedEx Kinko’s to FedEx Office. The new name better describes the wide range of services available at its retail centers and takes full advantage of the FedEx brand. The centers will be rebranded during the next several years. The goodwill impairment charge discussed above reflects a decline in the fair value of the FedEx Office unit in light of current economic conditions, the unit’s recent and forecasted financial performance and the decision to reduce the rate of store expansion. These one-time, non-cash charges have not been allocated to the other operating segments.

The components of the charges are as follows (in millions):

Trade name	$515
Goodwill	367
Other	9

Total	$891

These changes at FedEx Office are the latest in a series of moves designed to more sharply focus the division on profitable core revenue growth and incremental shipping volume, which contributes about $1 billion of revenues annually to FedEx Express and FedEx Ground.
Revenue for the FedEx Services segment in the quarter, which includes the operations of FedEx Office and FedEx Global Supply Chain Services, was down 1% year over year due primarily to lower copy and print revenues. FedEx Services expenses, which are reallocated to the transportation segments net of revenues, increased year over year due to higher marketing and information technology costs and increased net operating costs at FedEx Office associated with network expansion and service improvement activities.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $38 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and fourth quarter fiscal 2008 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on June 18 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, the impact of high fuel prices, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com
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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the impact of the FedEx Kinko’s-related charges from fiscal 2008 fourth quarter and full year results will allow more accurate comparisons of our operating performance during the year. Likewise, excluding the impact of the Airbus settlement and the up-front compensation associated with the new pilot contract will allow more accurate comparisons to our operating performance in fiscal 2007. The tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

	Full Year EPS		Fourth Qtr. EPS
	2008	2007	2008	2007
Non-GAAP Measure	$5.83	$6.67	$1.45	$1.90
FedEx Kinko’s Charges[1]	(2.23)		(2.22)
Airbus A380 Settlement		0.06		0.06
Second Quarter Impact of New Pilot Contract, Net of Variable Comp. and Income Taxes		(0.25)

GAAP Measure	$3.60	$6.48	($0.78)[2]	$1.96

[1]	Impact differs for fourth quarter and full year due to weighted-average number of shares outstanding.

[2]	The GAAP earnings per share measure does not equal the sum of the items presented due to differences in the weighted-average number of shares outstanding.

FEDEX CORP. FINANCIAL HIGHLIGHTS
Fourth Quarter Fiscal 2008
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended			Year Ended
	May 31			May 31
	2008	2007	%	2008	2007	%
Revenue:
FedEx Express segment	$6,366	$5,825	9%	$24,421	$22,681	8%
FedEx Ground segment	1,715	1,583	8%	6,751	6,043	12%
FedEx Freight segment	1,310	1,247	5%	4,934	4,586	8%
FedEx Services segment	552	558	(1%)	2,138	2,136	0%
Other & eliminations	(77)	(62)	NM	(291)	(232)	NM

Total Revenue	9,866	9,151	8%	37,953	35,214	8%

Operating Expenses:
Salaries and employee benefits	3,616	3,515	3%	14,202	13,740	3%
Purchased transportation	1,158	972	19%	4,447	3,873	15%
Rentals and landing fees	622	591	5%	2,441	2,343	4%
Depreciation and amortization	499	464	8%	1,946	1,742	12%
Fuel	1,392	903	54%	4,596	3,533	30%
Maintenance and repairs	526	461	14%	2,068	1,952	6%
Impairment charges	882	—	NM	882	—	NM
Other	1,334	1,233	8%	5,296	4,755	11%

Total Operating Expenses	10,029	8,139	23%	35,878	31,938	12%

Operating Income:
FedEx Express segment	426	613	(31%)	1,901	1,991	(5%)
FedEx Ground segment	203	274	(26%)	736	822	(10%)
FedEx Freight segment	99	125	(21%)	329	463	(29%)
FedEx Services segment	(891)	—	NM	(891)	—	NM
Other & eliminations	—	—	NM	—	—	NM

Total Operating Income	(163)	1,012	(116%)	2,075	3,276	(37%)

Other Income (Expense):
Interest, net	(4)	(16)	(75%)	(54)	(53)	2%
Other, net	—	(3)	(100%)	(5)	(8)	(38%)

Total Other Income (Expense)	(4)	(19)	(79%)	(59)	(61)	(3%)

Pretax Income	(167)	993	(117%)	2,016	3,215	(37%)

Provision for Income Taxes	74	383	(81%)	891	1,199	(26%)

Net Income	($241)	$610	(140%)	$1,125	$2,016	(44%)

Diluted Earnings Per Share	($0.78)	$1.96	(140%)	$3.60	$6.48	(44%)

Weighted Average Common and Common Equivalent Shares	310	311	(0%)	312	311	0%

Capital Expenditures	$791	$770	3%	$2,947	$2,882	2%

Average Full-Time Equivalents (in thousands)	254	248	2%	254	242	5%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
Fourth Quarter Fiscal 2008
(In millions)
(Unaudited)

	Year Ended
	May 31
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$1,539	$1,569
Other current assets	5,599	5,060

Total Current Assets	7,138	6,629

Net Property and Equipment	13,478	12,636

Other Long-Term Assets	4,911	4,735

	$25,527	$24,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities:
Current portion of long-term debt	$502	$639
Other current liabilities	4,752	4,789

Total Current Liabilities	5,254	5,428

Long-Term Debt, Less Current Portion	1,506	2,007

Other Long-Term Liabilities	4,241	3,909

Total Common Stockholders’ Investment	14,526	12,656

	$25,527	$24,000

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
Fourth Quarter Fiscal 2008
(In millions)
(Unaudited)

	Year Ended
	May 31
	2008	2007

Operating Activities:
Net income	$1,125	$2,016
Noncash charges:
Depreciation and amortization	1,946	1,742
Impairment charges	882	—
Other, net	359	246
Changes in operating assets and liabilities, net	(828)	(441)

Net cash provided by operating activities	3,484	3,563

Investing Activities:
Capital expenditures	(2,947)	(2,882)
Business acquisitions	(4)	(1,310)
Proceeds from asset dispositions and other	54	68

Net cash used in investing activities	(2,897)	(4,124)

Financing Activities:
Principal payments on debt	(639)	(906)
Proceeds from debt issuances	—	1,054
Dividends paid	(124)	(110)
Other, net	146	155

Net cash (used in) provided by financing activities	(617)	193

Net decrease in cash and cash equivalents	(30)	(368)

Cash and cash equivalents at beginning of period	1,569	1,937

Cash and cash equivalents at end of period	$1,539	$1,569

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
FINANCIAL HIGHLIGHTS	2008	2007[1]	%		2008	2007[1]	%

Revenue	$6,366	$5,825	9%		$24,421	$22,681	8%

Operating Expenses:
Salaries and employee benefits	2,178	2,073	5%		8,451	8,234	3%
Purchased transportation	327	266	23%		1,208	1,098	10%
Rentals and landing fees	424	409	4%		1,673	1,610	4%
Depreciation and amortization	240	227	6%		944	856	10%
Fuel	1,133	741	53%		3,785	2,946	28%
Maintenance and repairs	388	324	20%		1,512	1,444	5%
Intercompany charges	528	525	1%		2,134	2,046	4%
Other	722	647	12%		2,813	2,456	15%

Total Operating Expenses	5,940	5,212	14%		22,520	20,690	9%

Operating Income	$426	$613	(31%)		$1,901	$1,991	(5%)

Operating Margin	6.7%	10.5%	(3.8	pts)	7.8%	8.8%	(1.0	pts)

OPERATING STATISTICS

Operating Weekdays	64	65	(2%)		255	255	—

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):

U.S. Overnight Box	1,140	1,157	(1%)		1,151	1,174	(2%)
U.S. Overnight Envelope	672	719	(7%)		677	706	(4%)
U.S. Deferred	851	880	(3%)		895	898	(0%)

Total U.S. Domestic Package	2,663	2,756	(3%)		2,723	2,778	(2%)
International Priority	520	491	6%		517	487	6%
International Domestic	298	284	5%		296	135	NM

Total Average Daily Packages	3,481	3,531	(1%)		3,536	3,400	4%

Average Daily Freight Pounds (000s):

U.S.	7,873	9,220	(15%)		8,648	9,569	(10%)
International Priority	2,347	1,912	23%		2,220	1,878	18%
International Airfreight	1,950	1,764	11%		1,817	1,831	(1%)

Total Avg Daily Freight Pounds	12,170	12,896	(6%)		12,685	13,278	(4%)

YIELD
Revenue Per Package:

U.S. Overnight Box	$23.22	$21.58	8%		$22.40	$21.66	3%
U.S. Overnight Envelope	12.20	10.99	11%		11.66	11.06	5%
U.S. Deferred	13.86	12.62	10%		13.12	12.59	4%

Total U.S. Domestic Package	17.45	15.96	9%		16.68	16.04	4%
International Priority	61.51	55.29	11%		58.11	54.13	7%
International Domestic	8.92	7.99	12%		8.80	10.77	(18%)

Composite Package Yield	$23.30	$20.79	12%		$22.08	$21.29	4%

Revenue Per Freight Pound:

U.S.	$1.17	$0.99	18%		$1.09	$0.99	10%
International Priority	2.20	2.20	—		2.20	2.18	1%
International Airfreight	0.96	0.82	17%		0.88	0.84	5%

Composite Freight Yield	$1.33	$1.15	16%		$1.25	$1.14	10%

Average Full-Time Equivalents (000s)	131	130	1%		131	124	6%
1 — Prior year amounts have been revised to conform to the current year segment presentation.

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
	2008	2007[1]	%		2008	2007[1]	%
FINANCIAL HIGHLIGHTS

Revenue	$1,715	$1,583	8%		$6,751	$6,043	12%

Operating Expenses:
Salaries and employee benefits	269	258	4%		1,073	1,006	7%
Purchased transportation	675	584	16%		2,691	2,326	16%
Rentals	47	41	15%		189	166	14%
Depreciation and amortization	78	71	10%		305	268	14%
Fuel	70	32	119%		201	117	72%
Maintenance and repairs	37	36	3%		145	134	8%
Intercompany charges	162	149	9%		658	569	16%
Other	174	138	26%		753	635	19%

Total Operating Expenses	1,512	1,309	16%		6,015	5,221	15%

Operating Income	$203	$274	(26%)		$736	$822	(10%)

Operating Margin	11.8%	17.3%	(5.5	pts)	10.9%	13.6%	(2.7	pts)

OPERATING STATISTICS

Operating Weekdays	64	65	(2%)		255	255	—

Average Daily Package Volume (000s)
FedEx Ground	3,305	3,128	6%		3,365	3,126	8%
FedEx SmartPost	563	583	(3%)		618	599	3%

Yield (Revenue Per Package)
FedEx Ground	$7.74	$7.43	4%		$7.48	$7.21	4%
FedEx SmartPost	$2.11	$1.90	11%		$2.09	$1.88	11%
1 — Prior year amounts have been revised to conform to the current year segment presentation.

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2008
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
	2008	2007[1]	%		2008	2007[1]	%
FINANCIAL HIGHLIGHTS

Revenue	$1,310	$1,247	5%		$4,934	$4,586	8%

Operating Expenses:
Salaries and employee benefits	597	605	(1%)		2,381	2,250	6%
Purchased transportation	166	125	33%		582	465	25%
Rentals and landing fees	32	29	10%		119	112	6%
Depreciation and amortization	56	57	(2%)		227	195	16%
Fuel	189	129	47%		608	468	30%
Maintenance and repairs	44	46	(4%)		175	165	6%
Intercompany charges	20	16	25%		81	61	33%
Other	107	115	(7%)		432	407	6%

Total Operating Expenses	1,211	1,122	8%		4,605	4,123	12%

Operating Income	$99	$125	(21%)		$329	$463	(29%)

Operating Margin	7.6%	10.0%	(2.4	pts)	6.7%	10.1%	(3.4	pts)

OPERATING STATISTICS

LTL Operating Weekdays	64	66	(3%)		253	254	(0%)

LTL Shipments Per Day (000s)	82.0	79.7	3%		79.7	78.2	2%
Weight Per LTL Shipment (lbs)	1,142	1,136	1%		1,136	1,130	1%
LTL Revenue/CWT	$19.98	$19.18	4%		$19.65	$18.65	5%
1 — The results of operations for FedEx National LTL are included in our consolidated results from the date of acquisition on September 3, 2006.